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EXHIBIT 10.10

                                  AMENDMENT TO

                      AGREEMENT FOR LICENSE AND TRANSFER OF

                          INTELLECTUAL PROPERTY RIGHTS

      This amendment is made as of this 23 day of April, 1998, by and between Lightrays, Ltd., a California limited partnership, herein "Lightrays" and Xenonics, Inc., a Delaware corporation, herein "Xenonics", amending that certain Agreement For the License and Transfer of Intellectual Property Rights, dated March 27, 1997, as amended by amendment dated June 9, 1997, herein collectively referred to as "the Agreement."

      Recitals:

      A. Pursuant to Article VI, paragraph A of the Agreement, Xenonics has previously issued and delivered to Lightrays 100,000 shares of its common stock;

      B. Xenonics has expended in excess of $800,000 in developing and refining the Lightrays products;

      C. Herbert Parker, chief executive officer of the former general partner of Lightrays, while acting as general partner of Lightrays, without the consent of Xenonics, entered into the business premises of Xenonics and absconded with intellectual and physical materials pertaining to Lightrays Rights as defined in the Agreement and refuses to return the same to Xenonics;

      D. Xenonics has brought suit against Lightrays, Worldwide Technologies, Inc., its former general partner, and Herbert Parker, chief executive officer of said general partner; and

      E. The parties desire to settle all claims between them arising from the acts of its former general partner and amend the Agreement.

      IN CONSIDERATION of the foregoing and the mutual promises and covenants provided herein, the parties agree as follows:

      1. Article VI is stricken in its entirety and the following provided in its place and stead:

                            Article VI Consideration

      As consideration for the licensing and sale of the patent and intellectual property rights by Lightrays to Xenonics, Xenonics shall:

            A. Cause to be issued to Lightrays within thirty (30) days of execution hereof an additional 150,000 shares of its common stock, fully paid and non-assessable (Lightrays acknowledges receipt of 100,000 shares issued pursuant to the previous provisions of the Agreement);

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            B. Cause to be paid to Lightrays, an annual royalty equal to fifty percent (50%) of its net annual profit until such time as the amount of such annual royalties paid shall total the sum of $400,000.

                  (a) Such amounts shall be paid on or before ninety (90) days after close of each fiscal year until paid in full and shall be accompanied by financial statements of Xenonics prepared by an independent certified public accountant.

                  (b) For the purposes hereof, net annual profit shall mean net profits of Xenonics after, reserve or payment of state or federal taxes based on income and in compliance with general accounting principles, excluding any excessive or unreasonable bonuses or incentive compensation paid to officers, directors or shareholders.

                  (c) Dismiss, with prejudice, the action against Lightrays, being San Diego Superior Court action No. 076138.

                  (d) Upon full payment of $400,000, delivery of such shares of stock, and said dismissal as herein provided, Xenonics shall own, free from all claims of Lightrays, all right, title and interest in and to the intellectual property transferred pursuant to this Agreement, including but not limited to U.S. Patent #5,036,444, together with any and all improvements, refinements, adoptions, developments or other information that has been generated or developed in any research or development program pertaining to the subject matter of this Agreement whether by Xenonics, or Lightrays, or any other predecessor agreements, whereupon Lightrays shall cause to be executed and delivered to Xenonics, an assignment thereof in form acceptable to Xenonics.

                  (e) Xenonics' books of account and business records, which in any way relate to the verification of the transactions covered by this Agreement shall be open for audit or inspection by Lightrays authorized representatives at its expense during Xenonics' regular business hours. Should Lightrays conduct such an audit for any year, and Royalties computed shown by Xenonics' statement for any such year should be found to be understated by more than six percent (6%) of the amount so stated, then Xenonics shall pay to Lightrays the cost of such audit, plus the amount of the understatement and applicable interest. Lightrays will keep such audit information confidential.

      2. Each party warrants to the other that it has the authority and power to enter into this amendment and the person executing it has been duly authorized to execute it on its behalf.

      3. During the term hereof, Xenonics shall cause the designee of Lightrays to be elected to its Board of Directors to serve without compensation.

      4. In the event either party defaults on its obligations provided herein, the non-default party shall give the other party written notice specifying the default. If the defaulting party does not cure said default and notify the other party of such cure, or commencement thereof, within thirty (30) days after receipt of said notice, the party giving notice of default may terminate this Agreement; provided however, if default relates to the non-payment of royalties, the cure period shall be ten (10) business days.

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      5. Any controversy or dispute involving the construction or application of any of the terms, provisions, or conditions of this Agreement, including any giving rise to termination by either party, shall be referred to mediation on the written request of either party to a mediator mutually acceptable to both parties. Should the parties not be able to mutually agree to the appointment of such a mediator, such mediation shall be as appointed by the presiding judge of the Superior Court of the North County Division of the San Diego County Superior Court. Each party shall be responsible for half of such mediator's fees and costs.

      In the event such mediation does not resolve such controversy or dispute, the matter shall be submitted to binding arbitration upon written request of either party. Arbitration shall comply with and be governed by the then applicable provisions of the California Arbitration Act subject to the following:

                  (a) Each party shall appoint one person and such person so appointed shall appoint a third impartial arbitrator whose decision shall be final and binding on both parties; and

                  (b) The cost of arbitration shall be borne by the parties in such proportions as the impartial arbitrator shall determine.

      6. Except as changed or modified by this amendment, all other terms and provisions of the Agreement as amended are hereby ratified and confirmed.

      7. This amendment may be executed in two or more counterparts and when so executed shall be effective for all purposes.

      IN WITNESS WHEREOF this Amendment has been executed and is effective as of the date first above appearing.

LIGHTRAYS                                 XENONICS
LIGHTRAYS, LTD., a California limited     XENONICS, INC., a Delaware corporation
partnership by Xyster, LLC, its General
Partner

By:_______________________________        By:______________________________
   Robert F. Buie                            Jeffrey P. Kennedy
                                             President

By:_______________________________        By:______________________________
   Wynton G. Shaw                            Secretary

By:_______________________________

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